EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Richardson Electronics, Ltd. of our reports dated August 26, 2005, with respect to the consolidated balance sheets of Richardson Electronics, Ltd. as of May 28, 2005 and May 29, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended May 28, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of May 28, 2005 and the effectiveness of internal control over financial reporting as of May 28, 2005, which reports appear in the May 28, 2005 annual report on Form 10-K/A of Richardson Electronics, Ltd.

Our report dated August 26, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of May 28, 2005, expresses our opinion that Richardson Electronics, Ltd. and subsidiaries did not maintain effective internal control over financial reporting as of May 28, 2005 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state the following material weaknesses were identified: deficiencies in the Company’s control environment; inadequate controls associated with the accounting for income taxes; inadequate financial statement preparation and review procedures; and deficiency related to the application of accounting literature.

Our report on the consolidated financial statements refers to a change in accounting from the last-in, first-out method to the first-in, first-out method of valuing inventories as of June 1, 2003.

/s/ KPMG LLP

Chicago, Illinois

November 18, 2005